EXHIBIT 10.41

SEVENTEENTH AMENDMENT TO
 SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SEVENTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of March 30, 2016, by and among TELOS CORPORATION, a Maryland corporation ("Telos"), XACTA CORPORATION, a Delaware corporation ("Xacta"; Telos and Xacta are each a "Borrower" and collectively, the "Borrowers"), UBIQUITY.COM, INC., a Delaware corporation ("Ubiquity"), TELOWORKS, INC., a Delaware corporation ("Teloworks"; Ubiquity and Teloworks are each, a "Credit Party" and collectively, the "Credit Parties"; the Credit Parties and the Borrowers are each, a "Company" and collectively, the "Companies"), and WELLS FARGO CAPITAL FINANCE, LLC, (successor by merger to Wells Fargo Capital Finance, Inc., formerly known as Wells Fargo Foothill, Inc.), as agent ("Agent") for the Lenders (defined below) and as a Lender.
WHEREAS, Borrowers, Credit Parties, Agent and certain other financial institutions from time to time party thereto (the "Lenders") are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of May 17th, 2010, (as amended, restated or otherwise modified from time to time, the "Loan Agreement"); and
WHEREAS, subject to the terms and conditions contained herein, Agent, Required Lenders and Borrowers have agreed to amend the Loan Agreement in certain respects, including in order to extend the Maturity Date from October 1, 2016 to January 1, 2017 and to reduce the Maximum Revolver Amount from $20,000,000 to $10,000,000;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.            Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.
2.            Amendments to Loan Agreement.  Subject to the satisfaction of the conditions set forth in Section 4 hereof, and in reliance upon the representations and warranties set forth in Section 7(a) hereof, the Loan Agreement is hereby amended as follows:
(a)            Each of the defined terms set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
"Applicable Margin" means (a) in the case of a Base Rate Loan, 2.25 percentage points (2.25%) (the "Base Rate Margin"), and (b) in the case of a LIBOR Rate Loan, 5.00 percentage points (5.00%) (the "LIBOR Rate Margin").
"Maximum Revolver Amount" means $10,000,000.
"Required Liquidity Amount" means $2,000,000; provided, however, that if the 2016 Liquidity Infusion is not consummated on or before June 1, 2016, then (x) effective as of July 1, 2016, "Required Liquidity Amount" shall mean $2,500,000, and (y) effective as of November 1, 2016, "Required Liquidity Amount" shall mean $3,000,000.

(b)            Each of the following defined terms is hereby added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order:
"2016 Liquidity Infusion" means the receipt by Telos following the Seventeenth Amendment Closing Date of Net Cash Proceeds in an amount equal to $5,000,000 from the issuance by Parent of either (x) unsecured Indebtedness of Parent that has terms and conditions and is issued pursuant to documentation in form and substance satisfactory to Agent in its sole discretion and is subordinated to the Obligations on terms and conditions and pursuant to documentation in form and substance satisfactory to Agent in its sole discretion (such Indebtedness, "2016 Liquidity Infusion Subordinated Debt"), or (y) Stock of Parent having terms and conditions and issued pursuant to documentation in form and substance satisfactory to Agent in its sole discretion (and, to the extent requiring any mandatory payments at any time by Parent or any of its Subsidiaries (if Agent determines that such provisions are satisfactory), containing subordination terms with respect to such payments in form and substance satisfactory to Agent in its sole discretion) (such Stock, "2016 Liquidity Infusion Stock").
"2016 Liquidity Infusion Documents" means collectively, all of the agreements, instruments or other documents executed in connection with the consummation of the 2016 Liquidity Infusion and the issuance of the 2016 Liquidity Infusion Stock or the 2016 Liquidity Infusion Subordinated Debt.
"2016 Liquidity Infusion Stock" has the meaning ascribed thereto in the definition of 2016 Liquidity Infusion.
"2016 Liquidity Infusion Subordinated Debt" has the meaning ascribed thereto in the definition of 2016 Liquidity Infusion.
"2016 Liquidity Infusion Subordination Agreement" means, collectively, one or more subordination agreements in form and substance satisfactory to Agent in its sole discretion pursuant to which the 2016 Liquidity Infusion Subordinated Debt is subordinated to the Obligations.
"Seventeenth Amendment Closing Date" means March 30, 2016.
(c)            Section 2.4(c)(iv) of the Loan Agreement is hereby amended by inserting a reference to "other than the issuance of the 2016 Liquidity Infusion Stock and" immediately prior to the preference to "other than the issuance of Stock to Parent" set forth therein.
(d)            Section 2.4(c) of the Loan Agreement is hereby amended by inserting a new clause (v) at the end thereof as follows:
(v)            2016 Liquidity Infusion.  Within 1 Business Day of the issuance by Parent of 2016 Liquidity Infusion Stock or 2016 Liquidity Infusion Subordinated Debt, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.4(c)(iv) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(e)            Section 2.4(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(d)            Application of Mandatory Prepayments.
Each prepayment pursuant to Section 2.4(c)(i), (c)(ii), (c)(iii) or (c)(iv) above shall (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).  Until $1,500,000 of prepayments in the aggregate shall have been made pursuant to Section 2.4(c)(v) above, each prepayment pursuant to Section 2.4(c)(v) above shall (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).  After $1,500,000 of prepayment pursuant to Section 2.4(c)(v) above shall have been applied in accordance with the immediately preceding sentence, the remaining amount of each prepayment pursuant to Section 2.4(c)(v) above shall (A) A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and third to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(f)            Section 3.4 of the Loan Agreement is hereby amended by replacing the reference therein to "for a term ending on October 1, 2016 (the "Maturity Date")" with a reference to "for a term ending January 1, 2017 ("the "Maturity Date")".

(g)            Section 5 of the Loan Agreement is hereby amended to add a new Section 5.27 as follows:
5.27.            2016 Liquidity Infusion Documents.
To the extent that the 2016 Liquidity Infusion has been consummated:  (a) Companies have delivered to Agent true and correct copies of each of the 2016 Liquidity Infusion Documents; (b) no party thereto is in default in the performance or compliance with any provisions thereof and the 2016 Liquidity Infusion Documents comply in all material respects with all applicable laws; (c) all 2016 Liquidity Infusion Subordinated Debt (if any) under the 2016 Liquidity Infusion Documents is subordinate to the Obligations pursuant to the 2016 Liquidity Infusion Subordination Agreement and is subject to the terms and conditions of the 2016 Liquidity Infusion Subordination Agreement; (d) the 2016 Liquidity Infusion Documents are in full force and effect and have not been terminated, rescinded or withdrawn; (e) the execution, delivery and performance of the 2016 Liquidity Infusion Documents does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect; (f) none of the representations or warranties in any 2016 Liquidity Infusion Document contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading; and (g) the 2016 Liquidity Infusion Subordinated Debt (if any) and any obligations with respect to the 2016 Liquidity Infusion Stock (if any) are not secured by any assets of Parent or any other Person or guaranteed by any Person.
(h)             Section 7.1(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(e)            Unsecured Indebtedness in an aggregate principal amount of $2,500,000 (plus any capitalized interest added thereto in accordance with the terms of the Porter Subordinated Debt Documents as in effect on the Twelfth Amendment Closing Date) of Telos (and not of any other Company) to JP Charitable Foundation and Porter Foundation Switzerland, severally, so long as such Indebtedness is subject to one of the Porter Subordination Agreements.
(i)            Section 7.1 of the Loan Agreement is hereby amended to add a new clause (f) at the end thereof as follows:
(f)            If the 2016 Liquidity Infusion is consummated by virtue of the issuance of 2016 Liquidity Infusion Subordinated Debt, the 2016 Liquidity Infusion Subordinated Debt in the initial aggregate principal amount of $5,000,000 (plus any capitalized interest added thereto in accordance with the terms of the 2016 Liquidity Infusion Documents as in effect upon the consummation of the 2016 Liquidity Infusion) so long as such Indebtedness is subject to the 2016 Liquidity Infusion Subordination Agreement.

(j)            Section 7.8 of the Loan Agreement is hereby amended to amend and restate clauses (e) and (f) thereof in their entirety as follows:
(e)            Make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions (including, without limitation, any payment on account of the Porter Subordinated Debt if such payment is not expressly permitted at such time under the terms and conditions of the Porter Subordination Agreements, and any payment on account of the 2016 Liquidity Infusion Subordinated Debt if such payment is not expressly permitted at such time under the terms and conditions of the 2016 Liquidity Infusion Subordination Agreement).
(f)            Directly or indirectly amend, modify, alter, increase or change any of the terms and conditions of any Porter Subordinated Debt Document or of any 2016 Liquidity Infusion Document.
(k)            Section 7.20(a) of the Loan Agreement is hereby amended and restated in their entirety as follows:
(a)            Fail to maintain:
(i)            Minimum EBITDA.  EBITDA, measured on a fiscal quarter-end basis, for each period set forth below, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:
Applicable Amount	Applicable Period
($4,300,000)	For the twelve month period ending on December 31, 2015
($3,667,000)	For the twelve month period ending on March 31, 2016
($1,780,000)	For the twelve month period ending on June 30, 2016
($2,070,000)	For the twelve month period ending on September 30, 2016
($4,340,000)	For the twelve month period ending on December 31, 2016
; and
(ii)            Minimum Recurring Revenue.  TTM Recurring Revenue measured on a fiscal quarter-end basis for each fiscal quarter ending from and after the fiscal quarter ending March 31, 2015, of at least $4,500,000.
(l)            Section 7.20(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(c)            Fail to maintain:

(i)            Liquidity.  Excess Availability (as of any date of determination, "Liquidity"), of least the Required Liquidity Amount at any time.
(m)            Section 8.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:
8.9            If there is (a) a default in any material agreement to which any Company or any of its Subsidiaries is a party and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Company's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, (b) an event of default under the Porter Subordinated Debt Documents, or (c) an event of default under the 2016 Liquidity Infusion Documents;
(n)            Section 8.16 of the Loan Agreement is hereby amended and restated in its as follows:
8.16            If any Company or any holder of the Porter Subordinated Debt or the Porter Subordinated Debt Documents or the 2016 Liquidity Infusion Subordinated Debt or 2016 Liquidity Infusion Documents breaches any provision of any Porter Subordination Agreement or the 2016 Liquidity Infusion Subordination Agreement.
(o)            Schedule C-1 of the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.
3.            Ratification.  This Amendment, subject to satisfaction of the conditions set forth in Section 4 hereof, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein.  Except as specifically set forth herein, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.
4.            Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction of the following conditions precedent:
(a)            Each party hereto shall have executed and delivered this Amendment to Agent;
(b)            Companies shall have delivered to Agent the documents set forth on the closing checklist attached as Exhibit B hereto, and such other documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;
(c)            No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment;

(d)            Agent shall have received all fees and expenses due under the Loan Documents as of the date hereof (which condition may be satisfied by Agent charging such amounts to the Borrowers' loan account as an Advance on the date hereof); and
(e)            All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.
5.            Reaffirmation and Confirmation.  Each Company hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Company, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Loan Document.  Each Company hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Company in all respects.
6.            Miscellaneous.
(a)            Warranties and Absence of Defaults.  To induce Agent and Lenders to enter into this Amendment, each Company hereby represents and warrants to Agent and Lenders that:
(i)
The execution, delivery and performance by it of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to it, its articles of incorporation and by‑laws, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon it or any of its property;

(ii)
each of the Loan Agreement and the other Loan Documents, as amended by this Amendment, are the legal, valid and binding obligation of each Company party thereto enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, and (B) general principles of equity;

(iii)
the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof;  and

(iv)
each Company has performed all of its obligations under the Loan Agreement and the other Loan Documents to be performed by it on or before the date hereof and as of the date hereof, it is in compliance with all applicable terms and provisions of the Loan Agreement and each of the Loan Documents to be observed and performed by it and no Event of Default or Default has occurred.

(b)            Expenses.  Each Company hereby agrees that Companies, jointly and severally, shall pay on demand all costs and expenses of Agent and each Lender (including the reasonable fees and expenses of outside counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  In addition, each Company hereby agrees that Companies, jointly and severally, shall pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of the Loan Agreement as amended hereby.
(c)            Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.
(d)            Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by electronic transmission of a portable document file (PDF) or similar file shall be effective as delivery of a manually executed counterpart of this Amendment.
7.            Release.
(a)            In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company on behalf of itself and such Company's successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, any of the Porter Subordinated Debt Documents or any of the other Loan Documents or transactions thereunder or related thereto.
(b)            Each Company hereby acknowledges and agrees that such Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)            Each Company hereby acknowledges and agrees that such Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.
AGENT AND LENDERS:
WELLS FARGO CAPITAL FINANCE, LLC. (successor by merger to Wells Fargo Capital Finance, Inc.) as Agent and as a Lender
By	/s/ Jordan E. Hilliard
Name	Jordan E. Hilliard
Title	Vice President

BORROWERS:

TELOS CORPORATION
A Maryland corporation

By	/s/ Jefferson V. Wright
Title	Jefferson V. Wright, EVP, General Counsel

XACTA CORPORATION
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	Jefferson V. Wright, EVP, General Counsel

CREDIT PARTIES:

UBIQUITY.COM, INC.
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	Jefferson V. Wright, EVP, General Counsel

TELOWORKS, INC.
A Delaware corporation

By	/s/ David Easley
Title	David Easley, President

EXHIBIT A
Schedule C-1
See attached.

Schedule C‑1
Commitments

Lender	Revolver Commitment	Term Loan Commitment*	Total Commitment
Wells Fargo Capital Finance, LLC	$10,000,000	$2,850,000[1]	$10,000,000
All Lenders	$10,000,000	$2,850,000[1]	$10,000,000

* The outstanding principal balance of the Term Loan shall reduce Availability on a dollar for dollar basis.

1 The commitment to fund the Term Loan expired upon the making of the Term Loan on the Closing Date and amounts repaid under the Term Loan may not be reborrowed; the amount listed reflects the amount of the Term Loan outstanding as the Seventeenth Amendment Closing Date.

EXHIBIT B
Closing Checklist
See attached.

CLOSING CHECKLIST
Amendment and Extension to
Second Amended and Restated Loan and Security Agreement by
Wells Fargo Capital Finance, LLC
to
 Telos Corporation and Xacta Corporation
Closing Date:  March 30, 2016

I.            Parties:
A.
Wells Fargo Capital Finance, LLC (successor by merger to Wells Fargo Capital Finance, Inc., formerly known as Wells Fargo Foothill, Inc.) ("WFCF"), individually and as Agent ("Agent")
One Boston Place, 18th Floor
Boston, Massachusetts  02108
Telephone:(617) 624-4438
Facsimile:(617) 523-1697

B.	Telos Corporation ("Telos") Xacta Corporation ("Xacta"; together with Telos, "Borrowers") 19886 Ashburn Road Ashburn, Virginia 20147
C.	Ubiquity.com, Inc. ("Ubiquity") Teloworks, Inc. ("Teloworks"; together with, Ubiquity, "Credit Parties") 19886 Ashburn Road Ashburn, Virginia 20147
II.            Counsel to Parties:
A.	WFCF: Goldberg Kohn Ltd. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 Telephone:(312) 201-4000 Facsimile:(312) 332-2196
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B.	Borrowers and Credit Parties: Helen Oh Assistant General Counsel Telos Corporation 19886 Ashburn Road Ashburn, Virginia 20147 Telephone:(703) 726-2270 Facsimile:(703) 724-1468
III.            Closing documents:
A.	Items pertaining to Borrowers and Credit Parties:
1.	Seventeenth Amendment to Second Amended and Restated Loan and Security Agreement
2.	Reaffirmation of Loan Documents
i)	Amended and Restated Guarantee of Credit Parties
ii)	Collateral Assignment of Business Interruption Insurance
iii)	Cash Management Agreements
iv)	Intercompany Subordination Agreement
v)	Telos Trademark Mortgage
vi)	Telos Copyright Mortgage
vii)	Telos Patent Mortgage
viii)	Telos Stock Pledge Agreement
ix)	Xacta Trademark Mortgage
x)	Ubiquity Stock Pledge Agreement
3.	Supplemental Fee Letter
B.	Items Pertaining to Telos:
4.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Articles of Incorporation
5.	Certificate of good standing in its jurisdiction of organization
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C.	Items Pertaining to Xacta:
6.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
7.	Certificate of good standing in its jurisdiction of organization
D.	Items Pertaining to Ubiquity:
8.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
9.	Certificate of good standing in its jurisdiction of organization
E.	Items Pertaining to Teloworks:
10.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
11.	Certificate of good standing in its jurisdiction of organization
G.	Other Items:
12.	Opinion of counsel to Borrowers and Credit Parties
13.	Extensions to standby agreements from holders of 70% of private preferred stock

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